EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-41406, 333-49882, 333-62097, 333-90552 and 333-109210 on Form S-8 pertaining to the 1990 Stock Option Plan; Immucor, Inc. 1990 Stock Option Plan; 1995 Stock Option Plan; Immucor, Inc. 1998 Stock Option Plan; and Immucor, Inc. 1995 Stock Option Plan, respectively, of Immucor, Inc., of our reports dated September 13, 2005 with respect to the consolidated financial statements and schedule of Immucor, Inc., Immucor, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Immucor, Inc. included in the Annual Report (Form 10-K) for the year ended May 31, 2005.

/s/ Ernst &Young LLP

Atlanta, Georgia
October 17, 2005